EXHIBIT 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
REPORTS THIRD QUARTER OPERATING RESULTS

DENVER, Colorado (November __, 2006) -- Scott's Liquid Gold-Inc. (OTC BB:
"SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the third quarter and first nine months of the year 2006.

For the three months ended September 30, 2006, net sales were $3,842,400, compared with net sales of $6,506,000 in the third quarter of the previous year, a decrease of $2,663,600 or (40.9%). The Company reported a net loss for the third quarter of 2006 of $741,000 or ($0.07) per share, as compared with net income of $583,700, or $0.06 per share, in the three months ended September 30, 2005.

Net sales for the nine months ended September 30, 2006 totaled $12,131,500, compared with $17,753,300 in 2005, a decrease of $5,621,800 (or 31.7%).
For the nine months ended September 30, 2006, the Company reported a net loss of $2,648,600, or ($0.25) per share compared with net income of $50,300, or $0.00 per share, in the corresponding period of the previous year.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first nine months of 2006, we experienced an increase in sales of our household chemical products primarily because of our introduction of our new mold control product Mold Control 500, while experiencing decreases in sales of our Montagne Jeunesse line of skin care products and our Alpha Hydrox skin care products. The loss for 2006 was primarily due to lower sales of the Montagne Jeunesse product line and reduced sales of our Alpha Hydrox skin care line. "

Scott's Liquid Gold-Inc. develops, manufactures and markets high quality household and consumer products, including Scott's Liquid Gold wood cleaners/preservatives, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. assembles and packages Scott's Liquid Gold Mold Control 500. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; the uncertainty of consumer acceptance of the new Alpha Hydrox, mold control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; continuing losses which could affect our liquidity; adverse developments in pending litigation; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860

SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

                           Three Months                 Nine Months
                         Ended September 30,         Ended September 30,
                     -------------------------    -------------------------
                         2006          2005           2006          2005
                     -----------   -----------    -----------   -----------
Net sales            $ 3,842,400   $ 6,506,000    $12,131,500   $17,753,300

Operating costs
 and expenses:
   Cost of sales       2,069,300     3,513,600      6,880,200     9,752,500
   Advertising           360,900       151,800      1,062,200       630,300
   Selling             1,353,400     1,455,700      4,189,100     4,422,000
   General and
    administrative       791,400       757,100      2,566,700     2,779,100
                     -----------   -----------    -----------   -----------
                       4,575,000     5,878,200     14,698,200    17,583,900
                     -----------   -----------    -----------   -----------

Income (loss)
 from operations        (732,600)      627,800     (2,566,700)      169,400

Gain on disposal
 of assets                67,100          -            67,100          -
Interest income           35,300         9,900         62,200        30,200
Interest expense        (110,800)      (54,000)      (211,200)     (149,300)
                     -----------   -----------    -----------   -----------
Income (loss) before
 income taxes           (741,000)      583,700     (2,648,600)       50,300

Income tax expense
 (benefit)                  -             -              -             -
                     -----------   -----------    -----------   -----------

Net income (loss)    $  (741,000)  $   583,700    $(2,648,600)  $    50,300
                     ===========   ===========    ===========   ===========

Net income (loss) per
 common share:
   Basic             $     (0.07)  $      0.06    $     (0.25)  $      0.00
                     ===========   ===========    ===========   ===========
   Diluted           $     (0.07)  $      0.06    $     (0.25)  $      0.00
                     ===========   ===========    ===========   ===========

Weighted average
 shares outstanding:
   Basic              10,503,000    10,494,800     10,503,000    10,478,900
                     ===========   ===========    ===========   ===========
   Diluted            10,503,000    10,560,400     10,503,000    10,500,800
                     ===========   ===========    ===========   ===========